Exhibit 99.77K

April 4, 2008

Timothy Mundy
Deloitte & Touche LLP
1700 Market Street
Philadelphia, Pennsylvania  19103

RE: Hilliard-Lyons Government, Inc. (Registrant)

Dear Mr. Mundy:

Please provide us with a letter from your firm addressed to the Securities and Exchange Commission stating your agreement with the following disclosures in the Registrant's report on Form N-SAR for the period ended February 29, 2008.

Item 77K Change in registrant's certifying accountant

Deloitte & Touche LLP ("Deloitte") reported on the financial statements of the Fund for each of the fiscal years ended August 31, 2006 and August 31, 2007 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended August 31, 2006 and August 31, 2007 and the interim period between September 1, 2007 through the date of Deloitte's resignation, there were no disagreements between the Fund and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports. During the fiscal years ended August 31, 2006 and August 31, 2007 and the interim period between September 1, 2007 through the date of Deloitte's resignation, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission.

On March 18, 2008, the Audit Committee recommended, and the Board approved, the appointment of Cohen Fund Audit Services, Ltd., an independent registered public accounting firm, to audit the Fund's 2008 financial statements, subject to completion of the terms of its engagement. Cohen Fund Audit Services, Ltd. was formally engaged as the independent registered public accountants of the Fund on March 18, 2008.

A copy of your letter will be filed with the Securities and Exchange Commission along with this letter as an exhibit to the Registrant's Form N-SAR for the period ended February 29, 2008 (in accordance with Sub-Item 77K of Form N-SAR).

Sincerely,

Stephanie J. Ferree
Assistant Vice President

           SUB-ITEM 77K. CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

      On March 18, 2008, the Audit Committee of the Board of Directors of Hilliard-Lyons Government Fund, Inc. (the "Fund") and the Board accepted the resignation of Deloitte & Touche LLP ("Deloitte") as the Fund's independent registered public accountants.

      Deloitte's report on the financial statements of the Fund for each of the fiscal years ended August 31, 2006 and August 31, 2007 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended August 31, 2006 and August 31, 2007 and the interim period between September 1, 2007 through the date of Deloitte's resignation, there were no disagreements between the Fund and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports. During the fiscal years ended August 31, 2006 and August 31, 2007 and the interim period between September 1, 2007 through the date of Deloitte's resignation, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission.

      The Fund has requested that Deloitte furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated April 14, 2008, is filed as Sub-Item 77Q1 to this Form N-SAR.

      On March 18, 2008, the Audit Committee recommended, and the Board approved, the appointment of Cohen Fund Audit Services, Ltd., an independent registered public accounting firm, to audit the Fund's 2008 financial statements, subject to completion of the terms of its engagement. Cohen Fund Audit Services, Ltd. was formally engaged as the independent registered public accountants of the Fund on March 18, 2008.

April 14, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

To Whom It May Concern:

We have read Item 77K of Form N-SAR for the semi-annual reporting period ended February 29, 2008 of Hilliard-Lyons Government Fund, Inc. and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained in the above-referenced filing.

Yours truly,

/s/ Deloitte & Touche LLP
-------------------------
    Deloitte & Touche LLP